Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock of Ampco-Pittsburgh Corporation is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Dated: April 28, 2006

/s/ Louis Berkman

Louis Berkman

The Louis Berkman Investment Company

/s/ Scott Stevens

Name: Scott Stevens
Title: Vice President — Finance

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